ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Kandi Technologies Group, Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of our report dated April 1, 2013, relating to the consolidated financial statements of Kandi Technologies Group, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for each of the years then ended, which appears in the Kandi Technologies Group, Inc. Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on April 1, 2013. We also consent to the reference to our firm under the caption “Experts”.

/s/ Albert Wong & Co
Albert Wong & Co.
Hong Kong, China
Dated: April 19, 2013